Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

May 5, 2021

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	Welltower Inc.
620,731 Shares of Common Stock
475,327 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the two Prospectus Supplements dated May 5, 2021 (the “Prospectus Supplement”) to the prospectus dated May 4, 2021 (the “Prospectus”), included in the Company’s Registration Statement on Form S-3 (File No. 333-255766) (the “Registration Statement”), filed with the Commission under the Securities Act of 1933, as amended (the “ Securities Act”), relating to, respectively, (i) the registration and possible issuance of up 620,731 shares of the Company’s common stock, par value $1.00 per share (the “DownREIT Shares”) that may be issued from time to time if, and to the extent that, certain holders of Class A units (the “DownREIT Units”) of HCN G&L DownREIT, LLC, a Delaware limited liability company (the “DownREIT”), tender such Units for redemption by the DownREIT, and HCN DownREIT Member, LLC, a majority-owned indirect subsidiary of the Company (including its permitted successors and assigns, the “Managing Member”), or a designated affiliate of the Managing Member, elects to assume the redemption obligations of the DownREIT and to satisfy all or a portion of the redemption consideration by issuing the DownREIT Shares to the holders instead of or in addition to paying a cash amount in accordance with the terms of the DownREIT’s Amended and Restated Limited Liability Company Agreement, dated September 26, 2014 (the “DownREIT LLC Agreement”) and (ii) the registration and possible issuance of up to 475,327 shares of the Company’s common stock, par value $1.00 per share (the “Down REIT II Shares,” and collectively with the DownREIT I Shares, the “Shares”), that may be issued from time to time if, and to the extent that, certain holders of Class A units (the “DownREIT II Units”, and collectively with the DownREIT Units, the “Units”) of HCN G&L DownREIT II, LLC, a Delaware limited liability company (the “DownREIT II”), tender such Units for redemption by the DownREIT II, and the Managing Member, or a designated affiliate of the Managing Member, elects to assume the redemption obligations of the DownREIT and to satisfy all or a portion of the redemption consideration by issuing the DownREIT II Shares to the holders instead of or in addition to paying a cash amount in accordance with the terms of the DownREIT’s Amended and Restated Limited Liability Company Agreement, dated June 24, 2015 (the “DownREIT II LLC Agreement,” and collectively with the DownREIT LLC Agreement, the “LLC Agreements”).

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Welltower Inc.

May 5, 2021

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of forms of the LLC Agreements, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We have assumed without independent investigation that:

(i)    at the time any Shares are issued pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(ii)    all Shares will be issued and exchanged in the manner stated in the Registration Statement and the applicable prospectus supplement;

(iii)    at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Shares and any related documentation shall have been duly completed and shall remain in full force and effect; and

(iv)    upon issuance of any Shares, the total number of shares of the Company’s common stock or preferred stock issued and outstanding will not exceed the total number of shares of common stock or preferred stock, as applicable, that the Company is then authorized to issue under its certificate of incorporation and other relevant documents;

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly reserved and authorized for issuance, and if, as and when issued in exchange for the Units as provided in the LLC Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

Welltower Inc.

May 5, 2021

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and, the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    We express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP